Exhibit 99.1

NUPATHE ANNOUNCES POSITIVE TOP-LINE RESULTS FROM 12 MONTH SAFETY TRIAL FOR ZELRIX™

COMPANY ALSO ANNOUNCES DEVELOPMENT OF
IN VITRO ANALYTICAL TESTING METHOD FOR ZELRIX

Conshohocken, PA—October 19, 2010—NuPathe Inc. (Nasdaq: PATH), a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, today announces positive top-line results from a 12 month open-label, safety trial for Zelrix. The company also announces the development of an in vitro analytical testing method for Zelrix, as requested by the U.S. Food and Drug Administration (FDA), to confirm the amount of sumatriptan delivered. Zelrix is a single-use, transdermal sumatriptan patch in development for the treatment of migraine.

“With strong results from this long term, open-label safety trial and the development of an in vitro analytical method for Zelrix, we continue to make steady progress toward the submission of a New Drug Application (NDA) prior to year end,” said Jane Hollingsworth, chief executive officer of NuPathe. “Based upon the growing body of clinical evidence, we believe Zelrix, if approved, should provide an efficacious and well-tolerated treatment option for many of the millions of underserved migraine patients in the U.S. in a novel transdermal formulation.”

The 12 month study (NP101-008) was an open-label trial designed to assess the long term safety of Zelrix. A total of 183 patients were enrolled and applied at least one Zelrix patch. Importantly, and consistent with findings from the Zelrix Phase III pivotal trial, Zelrix was well tolerated and the incidence of triptan-related adverse events was very low, with only three patients (1.6 percent) reporting a triptan adverse event with any Zelrix treatment over the course of the 12 month trial.

The most common adverse events were related to the patch application site and included application site itching (21.9 percent of patients), application site pain (21.3 percent) and application site hypersensitivity (6.0 percent). During the 12 month trial, 25 patients (13.7 percent) discontinued participation due to adverse events, which were primarily due to application site reactions. There was no observed increase in skin irritation with successive or cumulative patch usage.

In addition to assessing safety, this trial evaluated patients’ efficacy responses two hours after application of Zelrix when treating a migraine with headache pain rated moderate to severe. Efficacy highlights include:

•	Achievement of headache pain relief within two hours for 58 percent of migraines treated

•	Achievement of headache pain freedom within two hours for 24 percent of migraines treated

•	Achievement of freedom from nausea within two hours for 79 percent of migraines treated

•	Rescue medication used in only 19 percent of migraines treated

“The safety and tolerability of Zelrix in this 12 month trial was consistent with the profile observed in the pivotal Phase III trial for Zelrix in which only a single migraine was treated,” commented Mark Pierce, MD, PhD, chief scientific officer of NuPathe. “Additionally, the results demonstrate strong and consistent efficacy throughout the duration of the trial.” NuPathe plans to present detailed results from the trial at a scientific meeting in 2011.

About Zelrix
Zelrix is an active, single-use, transdermal sumatriptan patch in development for the treatment of migraine. Zelrix is designed to provide migraine patients fast onset and sustained relief through a tolerable, non-oral route of administration. We believe Zelrix may provide a better alternative for many migraine patients by circumventing treatment-altering nausea and vomiting, by increasing consistency of response, and by minimizing the incidence of triptan adverse events. Zelrix is powered by SmartRelief™, our proprietary transdermal delivery technology. SmartRelief consists of a controlled delivery technology that uses a mild electrical current to actively transport medication through the skin using a process called iontophoresis.

About Migraine
Migraine is a debilitating neurological disease that affects approximately 28 million people in the U.S. Symptoms of migraine include moderate to severe headache pain, nausea and vomiting, photophobia, and phonophobia. Most migraines last between four and 24 hours, but some last as long as three days. According to published research, 63 percent of migraine sufferers experience between one and four migraines per month.

In a majority of their migraines, most patients suffer from one or more significant gastrointestinal problems, which include nausea, vomiting and a compromised ability to digest, known as decreased gastric motility. Nausea and vomiting often impede the use of oral medications, while reduced gastric motility can result in inconsistent efficacy. According to a survey with over 500 respondents conducted by the National Headache Foundation in 2008, 90% of migraine patients have experienced nausea with a migraine and 59% of migraine patients have experienced vomiting with a migraine. In this survey, 48% of respondents who ever experienced nausea or vomiting with a migraine reported that the nausea or vomiting had a moderate to major impact on when or how they take migraine medications.

About NuPathe
NuPathe Inc. (www.nupathe.com) is a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, including neurological and psychiatric disorders. NuPathe’s most advanced product candidate, Zelrix, is a single-use, transdermal sumatriptan patch being developed for the treatment of migraine. In addition to Zelrix, NuPathe has two proprietary product candidates in preclinical development: NP201 for the continuous symptomatic treatment of Parkinson’s disease, and NP202 for the long-term treatment of schizophrenia and bipolar disorder.

Forward-Looking Statements

All statements contained in this press release that are not statements of historical facts are hereby identified as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, (i) our interpretation of clinical data from the referenced trials and our plan to present such data at a scientific meeting in the future, (ii) the timing of the submission of our NDA for Zelrix, and (iii) the potential benefits of, and market for, Zelrix and our other product candidates. The words “may,” “will,” “intend,” “plan,” “anticipate,” “believe,” “potential,” “continue,” “should,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: (i) our ability to timely complete clinical and preclinical trials, (ii) varying interpretation of clinical data from the referenced trials, (iii) FDA acceptance of the in vitro analytical testing method we developed for Zelrix, and (iv) serious adverse events or other safety risks that could require us to abandon or delay development, and preclude or limit approval of, Zelrix. For further information with respect to these and other factors that could cause actual results to differ materially from those indicated in this press release, reference is made to the “Risk Factors” section of our From 10-Q for the quarter ended June 30, 2010, which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements contained in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

MEDIA CONTACTS
Ron Schmid
NuPathe Inc.
(610) 659-3985

INVESTOR CONTACTS
John Woolford
(443) 213-0506
john.woolford@westwicke.com

Keith A. Goldan
Vice President, Chief Financial Officer
NuPathe Inc.
(484) 567-0130

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